Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, October 22, 2008	James A. Graner (612) 623-6635

GRACO REPORTS THIRD QUARTER SALES AND EARNINGS

MINNEAPOLIS, MN (October 22, 2008) - Graco Inc. (NYSE: GGG) today announced results for the quarter and nine months ended September 26, 2008.

Third Quarter Highlights

$ in millions except per share amounts
	Thirteen Weeks Ended			Thirty-nine Weeks Ended
	Sep 26,	Sep 28,	%	Sep 26,	Sep 28,	%
	2008	2007	Change	2008	2007	Change

Net Sales	$ 207.2	$ 207.3	(0)%	$ 650.6	$ 636.1	2%
Net Earnings	32.8	39.3	(17)%	110.8	117.2	(5)%
Diluted Net Earnings
per Common Share	$ 0.54	$ 0.60	(10)%	$ 1.81	$ 1.75	3%

•	Growth in Europe and Asia offset decreases in contractor and lubrication sales in the Americas.
•	Industrial segment sales increased in all regions.
•	Continued investment in long-term growth strategies of product and market development.
•	Acquisitions of Airlessco® and LubeSci assets will complement our contractor and industrial lubrication businesses.

“While tough economic conditions persist, we are confident that our strategies and actions are positioning the Company for future profitable growth. Our earnings and cash flow are strong and we continue to aggressively fund growth initiatives for new products and international expansion” said Patrick J. McHale, President and Chief Executive Officer.

Consolidated Results

Sales for the quarter were flat compared to last year and increased 2 percent year-to-date. Translated at consistent exchange rates, sales for both the quarter and year-to-date were down slightly from the comparable periods in 2007. Sales include $9 million from GlasCraft operations from the date of acquisition, including $3.5 million in the third quarter. In the Americas, sales of $113 million for the quarter and $361 million year-to-date were 9 percent and 7 percent lower than last year, respectively. In Europe, sales of $58 million for the quarter and $189 million year-to-date were 9 percent and 18 percent higher than last year, respectively. Translated at consistent exchange rates, sales in Europe increased 2 percent for the quarter and 7 percent for the year-to-date. In the Asia Pacific region, sales of $37 million for the quarter were 23 percent higher than last year and year-to-date sales of $101 million were up 14 percent. Translated at consistent exchange rates, sales in Asia Pacific increased by 22 percent for the quarter and 11 percent for the year-to-date.

Gross profit margin, expressed as a percentage of sales, was 53.2 percent for the quarter, close to last year’s percentage of 53.4 percent. Changes in geographic and product sales mix in Europe affected the margin rate for the quarter. Year-to-date gross profit margin percentage was 53.9 percent, up from 53.1 percent last year. Favorable currency translation rates added 1.1 percentage points to the year-do-date gross profit margin rate. The effects of higher material and other costs on gross margin rate have been offset by the impact of pricing and manufacturing efficiencies.

Operating expenses are up 11 percent for the quarter and 12 percent for the year-to-date. The effects of currency translation contributed approximately 2 percentage points of the increase for the quarter and 3 percentage points year-to-date. Operating expenses in 2008 include $1.5 million for the quarter from acquired GlasCraft operations and $4 million year-to-date. Continued strategic investments in product and market development also contributed to the increase in operating expenses, including expenses related to the introduction of new product lines in the home center channel, new product development teams and additional sales and marketing personnel in developing countries. Compared to last year, product development expense was up $2.5 million for the quarter and $3.7 million year-to-date.

Year-to-date interest expense is $3.5 million higher than last year due to borrowings used for the purchase and retirement of Company shares and for business acquisitions.

The Company’s effective tax rate for the third quarter was 34 percent, up from 32 percent last year. The lower rate in 2007 resulted from expiring statutes of limitations and a higher than expected benefit upon filing of prior year tax returns. The year-to-date effective tax rate of 33 percent is slightly lower than last year due to completion of the examination of the Company’s income tax returns in the first quarter of 2008.

Segment Results

Certain measurements of segment operations are summarized below:

	Thirteen Weeks			Thirty-nine Weeks
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication

Net sales (in millions)	$ 117.7	$ 67.8	$ 21.8	$ 365.0	$ 216.0	$ 69.6
Net sales percentage change
from last year	9%	(12)%	(5)%	12%	(10)%	2%
Operating earnings as a
percentage of net sales
2008	30%	22%	16%	32%	23%	18%
2007	35%	27%	11%	34%	28%	11%

Strong sales in Asia Pacific (up 27 percent) drove the increase in Industrial segment sales for the quarter. Sales in this segment were 5 percent higher in the Americas and in Europe, although the increase in Europe came from currency translation. Year-to-date sales in this segment are up 18 percent in Europe (approximately 11 percentage points from currency translation), 11 percent in Asia Pacific and 8 percent in the Americas. Most of the sales growth in this segment came from high performance coatings and foam products. Operating earnings in this segment were affected by selling and product development initiatives and costs and expenses resulting from acquisition and integration related activities.

In the Contractor segment, sales growth in Europe lessened the impact of continued softness in both the North American paint store and home center channels. Sales for the quarter in this segment were up 16 percent in Europe (including 6 percentage points from currency translation), flat in Asia Pacific and down 22 percent in the Americas. Year-to-date increases in Europe (18 percent increase, including 11 percentage points from currency translation) and in Asia Pacific (11 percent increase, including 2 percentage points from currency translation) were not enough to offset the 21 percent decrease in the Americas. The decrease in sales without a corresponding decrease in expenses had a large impact on the operating earnings of this segment. Strategic spending in this segment was for developing products for new markets and the launch and production of new paint sprayer units in the home center channel.

In the Lubrication segment, third quarter sales increases in Europe and Asia Pacific were not enough to offset a decrease in the Americas. Year-to-date, the increases in Europe and Asia Pacific offset the decrease in the Americas. Improvement in year-to-date operating profitability is related to the integration and consolidation of Lubrication operations completed in 2007, although segment profitability has also been affected by a sales decline in the higher-margin vehicle services product line.

Outlook

“While economic conditions have made it difficult to see progress in our business, we continue to implement our strategies for growth” said Patrick J. McHale, President and Chief Executive Officer. “The addition of the Airlessco® product line in October complements our contractor business and the LubeSci acquisition in late August expands our presence in the industrial lubrication business. The strength of our Industrial and international business thus far has softened the effect on our financial results. As difficult economic conditions spread to other parts of the world, we will monitor and manage our business accordingly. Our strong financial condition and cash flow enable us to continue making long-term investments in our key growth strategies including new product development, expanding distribution, entering new markets and pursuing strategic acquisitions.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2007 (and most recent Form 10-Q, if applicable) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.

Conference Call

A conference call and slide preseentation for analysts and institutional investors will be held Thursday, October 23, 2008, at 11:00 a.m. ET to discuss Graco’s third quarter results. Graco management will host the call.

A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on October 23, 2008, by dialing 800.405.2236, Conference ID # 11120683, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3000, with the same Conference ID #. The replay by telephone will be available through October 26, 2008.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	Sep 26,	Sep 28,	Sep 26,	Sep 28,
(in thousands, except per share amounts)	2008	2007	2008	2007

Net Sales	$ 207,231	$ 207,270	$ 650,581	$ 636,149
Cost of products sold	97,071	96,624	299,805	298,409
Gross Profit	110,160	110,646	350,776	337,740
Product development	9,626	7,087	26,605	22,903
Selling, marketing and distribution	32,420	30,382	102,083	91,562
General and administrative	15,585	14,641	50,142	44,938
Operating Earnings	52,529	58,536	171,946	178,337
Interest expense	1,934	1,034	5,443	1,934
Other expense, net	623	39	606	25
Earnings Before Income Taxes	49,972	57,463	165,897	176,378
Income taxes	17,200	18,200	55,100	59,200
Net Earnings	$ 32,772	$ 39,263	$ 110,797	$ 117,178
Net Earnings per Common Share
Basic	$ 0.55	$ 0.61	$ 1.83	$ 1.78
Diluted	$ 0.54	$ 0.60	$ 1.81	$ 1.75
Weighted Average Number of Shares
Basic	59,769	64,797	60,521	65,836
Diluted	60,365	65,718	61,168	66,834

Segment Information

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	Sep 26,	Sep 28,	Sep 26,	Sep 28,
	2008	2007	2008	2007

Net Sales
Industrial	$ 117,685	$ 107,791	$ 365,028	$ 327,137
Contractor	67,751	76,649	215,992	240,631
Lubrication	21,795	22,830	69,561	68,381
Consolidated	$ 207,231	$ 207,270	$ 650,581	$ 636,149
Operating Earnings
Industrial	$ 35,874	$ 37,597	$ 117,847	$ 111,570
Contractor	15,226	21,016	49,663	66,662
Lubrication	3,409	2,584	12,333	7,844
Unallocated corporate	(1,980)	(2,661)	(7,897)	(7,739)
Consolidated	$ 52,529	$ 58,536	$ 171,946	$ 178,337

All figures are subject to audit and adjustment at the end of the fiscal year.

The Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Management’s Discussion and Analysis are available in our Quarterly Report on Form 10-Q on our website at www.graco.com.

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